Exhibit 10.13

504787629.1 Sensitivity: Confidential - Not for you? Notify the sender and delete. See more on https://www.proximus.com/respect-confidentiality FRAMEWORK AGREEMENT FOR THE PROVISION OF SERVICES This Framework Agreement shall be valid where accompanied by at least one "Provision of Services" schedule (the “Schedule”) Proximus, PLC under Belgian public law, with its registered office at Boulevard du Roi Albert II 27, 1030 Brussels, VAT BE0202.239.951, Brussels Register of Legal Entities, duly represented by Mr. Jan Van Acoleyen, Chief Human Resources Officer, duly empowered, hereafter referred to as “Proximus”, and TeleSign Corporation, a Californian company having its registered offices at 13274 Fiji Way, Suite 600, Marina del Rey, CA 90292, represented by Mr. Joseph Burton, CEO, duly empowered, hereafter referred to as “TeleSign”, Hereafter jointly referred to as “the Parties” or each individually as “the Party”. HAVE AGREED THE FOLLOWING: Preamble Whereas the Parties and their Affiliates wish to benefit from certain services which can be provided by the other Party, all as identified more in detail in the Schedule(s) and hereinafter called the “Services”; Whereas this Framework Agreement shall serve as a Mutual Master Services Agreement between the Parties with each Schedule specifying which Party shall provide the Services and any other additional terms; Whereas each Party and its Affiliates have the experienced staff required to provide the Services detailed in the Schedule(s); Whereas the remuneration paid by a Party to the other is calculated, for the purposes of all activities performed under this Framework Agreement, in accordance with the principle of free competition between independent parties (arm's length principle); Whereas the Parties, or their respective Affiliates, are prepared to perform these Services under the terms and conditions laid down in this Framework Agreement and its Schedules; Whereas matters of data and information sharing between Proximus and TeleSign and their respective Affiliates are dealt with in the separate agreements detailing the modalities of the actual collaboration and processes where appropriate. Now therefore, the Parties hereto, in consideration of the mutual covenants contained herein, agree as follows: Under this Framework Agreement, the Parties shall supply and receive Services as described in the Schedules incorporated in this Framework Agreement. Reference to Proximus or TeleSign in the body of this Framework Agreement may include a Party’s Affiliate, as the Schedule specifies. The general terms and conditions in this Framework Agreement define the principles governing the rights and obligations between the Parties. The Schedule(s) contain the specific description of the Services to be provided and the specific conditions related thereto. DocuSign Envelope ID: 997C356B-5C98-4B98-B547-D4E13A278AAA

504787629.1 Confidential 2 Sensitivity: Confidential - Not for you? Notify the sender and delete. See more on https://www.proximus.com/respect-confidentiality In the event of interpretation problems or conflicts between the general terms and conditions and the Schedules, the general terms prevail. The present cover page, the “general terms and conditions”, and all the Schedule(s) to this Framework Agreement constitute the entire agreement between the Parties (hereafter referred to as “the Agreement”). GENERAL TERMS AND CONDITIONS 1. Object 1.1. The object of this Agreement is to formalize the terms and conditions of the Services requested to be provided between the Parties. The Services requested to be performed are specified in a Schedule hereto. The "Provision of Services" Schedule(s) shall form an integral part of this Framework Agreement. The Parties may request other additional services, performance of which shall be subject to the conclusion of an addendum to this Agreement in the form of a separate Schedule, signed by both Parties. 1.2. Where a Schedule is entered into between a Proximus Affiliate and a TeleSign Affiliate, said Schedule shall specify under which other governing law and/or other terms deviating from these General Terms and Conditions it is entered into. In that case, the Schedule shall be considered as a full standalone contract governed by its terms and the terms contained herein applied to the Parties to the Schedule, where not deviated from. 1.3. The actual performance of the Services and its completion are the sole responsibility of the Party supplying the Services. Each Party will carry out its Services in complete freedom and independence. There is no hierarchical relationship whatsoever between a Party and the employee(s) on whom the other Party calls to carry out the Services. With regard to the execution of the Services, the Party to which Services are supplied is entitled to give the employees of the supplying Party the necessary instructions on scope of work, priority of work items, deliverables needed and timing, working hours and breaks. However, if the supplying Party has its own legal obligations (including the working conditions it has separately established for its employees), the supplying Party shall meet and confer with the receiving Party to come to a mutually agreeable outcome within three (3) business days. 2. Liability 2.1. Each Party shall provide the other with any information necessary for the latter to successfully accomplish its Services. In order to successfully carry out the Services, the Parties agree to have its employee follow all local laws and submit to any compliance requirements of the other Party including, but not limited to following policies (including, but not limited to the “Employee Proprietary Information and Inventions Agreement” or its equivalent), procedures, and employee handbook; successfully completing any required trainings (such as sexual harassment training); agreeing to any confidentiality and/or proprietary information policies; agreeing to any arbitration policies; and any other requirements determined by the other Party at its sole discretion. 2.2. Warranty: Each Party shall perform the Services with the due skill and care in accordance with accepted industry practices and standards, and in accordance with all local laws, rules and regulations; however, without warranties as to the intended result to be achieved, unless both Parties agree otherwise in a service level agreement or Schedule. 2.3. In the event of liability on a Party, it is agreed by the Parties hereto that the amount of any damages shall not exceed EUR 500.000 per year and shall be limited to compensation for substantiated real material damage deriving directly and solely from a failure by a Party to comply in full with its DocuSign Envelope ID: 997C356B-5C98-4B98-B547-D4E13A278AAA

504787629.1 Confidential 3 Sensitivity: Confidential - Not for you? Notify the sender and delete. See more on https://www.proximus.com/respect-confidentiality obligations under this Framework Agreement and the respective Schedules thereunder. It is agreed between the Parties that neither Party shall be held liable for any damages relating to loss of income or of real or possible profit, nor for any immaterial loss or loss of data. 3. Remuneration 3.1. The Services cited in the Schedule(s) hereto shall be remunerated as indicated in the concerned Schedule(s). 3.2. The payments shall be made no later than within 30 calendar days of the receipt of a Party’s invoice. 3.3. Except as otherwise specified, all prices cited exclude VAT and any other applicable tax. 3.4. Any special project due to non-recurring activities not mentioned in the Schedule(s) and required by a Party will be subject to additional remuneration (to be negotiated on a case-by-case basis). 4. Intellectual Property Rights The Party and its employee(s) agree that they will sign and be bound by the other Party’s “Employee Proprietary Information and Inventions Agreement” (or its equivalent) that shall be provided under separate cover. 5. Confidentiality a) Parties mutually agree not to disclose to any third party any information whatsoever concerning the existence and the content of the present Agreement or concerning any confidential information that the Parties may receive in relation with the performance of the present Agreement, including any possible personal and competitive data unless required to do so under local applicable laws. The Parties also agree not to use or to allow to use any confidential information for a purpose other than the one for which the confidential information is provided, without a prior written consent of the other Party, unless required to do so under local applicable laws. The Parties shall also undertake all required measures to ensure compliance with privacy and telecommunication secrecy laws and regulations. b) The obligations as mentioned in the paragraph a) of this article shall not be applicable to any disclosure of information: i) which is communicated due to obligations imposed on and assumed by the receiving Party under any national or governmental security regulations, or ii) which is already in the public domain other than through a breach of the above mentioned obligations of non-disclosure and non-use, or iii) which is subsequently lawfully obtained by the other Party without breach of the above mentioned obligations on non-disclosure and non-use. c) The Parties have the right to disclose information related to the present Agreement to any competent authority whenever required by law or by competent authority. If any such disclosure is made, the disclosing Party will ensure that the other party is informed of the disclosure and that the attention of the competent authority is properly drawn to the fact that the concerned information is confidential and that this information needs to be kept confidential. d) Unless otherwise agreed in writing, the obligations respecting non-disclosure and non-use shall remain in force three years from the date of termination of this Agreement. 6. Written correspondence 6.1. Any correspondence, notification or exchange of information between the Parties shall be sent to the addresses indicated at the beginning of this Agreement, except insofar as a change of address is notified by one of the Parties hereto. DocuSign Envelope ID: 997C356B-5C98-4B98-B547-D4E13A278AAA

504787629.1 Confidential 4 Sensitivity: Confidential - Not for you? Notify the sender and delete. See more on https://www.proximus.com/respect-confidentiality 6.2. The contact persons shall be listed in Schedule hereto under the heading "written correspondence". 6.3. In the event of a change of address or change of contact person, the Party concerned shall inform the other within due time. 7. Intuitu personae 7.1. Neither Party shall cede or transfer, directly or indirectly, in part or in full, this Agreement or any obligations arising there from in any form whatsoever. 8. Duration and expiry 8.1. This Agreement shall come into effect on 01.04.2021 for an indefinite duration. 8.2. Any addenda relating to activities and/or services additional to those to be performed under this Agreement, shall be concluded for a period not exceeding the outstanding duration of the Agreement. 8.3. Termination modalities a) Throughout the duration of this Agreement, either Party may terminate this Agreement, and/or any of the Services cited in the Schedules upon 3 months’ notification. b) In the event of a material breach by a Party, which has not been remedied within thirty (30) working days following the date of dispatch of a notice sent by registered letter, the other Party can terminate with immediate effect the Agreement or, independently of the Agreement, the provision of one or more Services. c) Either Party is entitled to terminate with immediate effect the Agreement or a Service in the case of liquidation, suspension of payment or negative creditworthiness of the other Party. Additionally, in the event of bankruptcy of a Party, this Agreement terminates ipso jure without prior notice. d) The termination of the Agreement will automatically result in the termination of all Services including termination of any payments required. e) The termination of a Service does not affect the validity of the Agreement. f) The Parties may terminate this Agreement immediately for Cause. Such termination can occur at any time, with or without notice period. Cause shall be defined as the other Party’s employee’s: i. Failure to comply with the receiving Party’s policies and/or any laws, rules or regulations of any federal, state or local authority having jurisdiction over the receiving Party and its business operations; ii. Failure to comply with the operational directions of the CEO of the receiving Party; iii. Committing any act which constitutes a conflict of interest with the receiving Party, or a breach of a fiduciary duty owed by the Employee to the receiving Party including, but not limited to any material act of dishonesty; iv. Breach of this Agreement, dishonesty, incompetence, willful misconduct, habitual absence from work, failure to perform duties, or repeated negligence or incompetence in the performance of stated duties; v. Being indicted or convicted of a crime (or its procedural equivalent) or the entering of a guilty plea or plea of no contest with respect to a crime, whether or not in the course of Employee’s duties, or any conduct of which in the receiving Party’s reasonable judgment, involves moral turpitude; vi. Unauthorized disclosure or use of any of the other Party’s confidential or proprietary information; DocuSign Envelope ID: 997C356B-5C98-4B98-B547-D4E13A278AAA

504787629.1 Confidential 5 Sensitivity: Confidential - Not for you? Notify the sender and delete. See more on https://www.proximus.com/respect-confidentiality vii. Being found by the receiving Party to be grossly careless, negligent or having engaged in malfeasance or misconduct in the performance or non-performance of the supplying Party’s employee’s duties and/or the Services under this Agreement; viii. Unjustifiable neglect of the Party’s employee’s duties to the receiving Party and/or under this Agreement; ix. Acting in any way that has a direct, substantial, and adverse effect on the receiving Party’s business operation or reputation; or x. Engages in conduct which harms or tends to harm the receiving Party’s standing or image in the community. 9. Regulatory obligations The Parties shall use their good faith best efforts to ensure that the provisions of this Agreement are construed and applied in line with the license(s) and respective regulatory regimes as imposed on the Parties. In the event of a conflict between any of the provisions of this Agreement and a license or firm regulatory obligation imposed onto one of the Parties, and without prejudice to any other rights and obligations of the Parties that may exist at the time, the Parties shall use their good faith to renegotiate and adjust any relevant provisions of this Agreement in a timely and appropriate manner so as to put the relevant provisions in line with the concerned license(s) and regulatory obligation, reflecting their original intentions as closely as practicable. 10. Dispute settlement This Agreement shall be subject to Belgian aw. Except as otherwise set forth in this Agreement, any dispute or disagreement arising between the Parties in relation to this Agreement shall, upon the request in writing of one Party to the other, be referred to a senior person of each Party who shall meet within fourteen (14) days of such notice in good faith in order to determine whether the material referred to them is capable of resolution and, if so, resolve the matter between them. If such senior management personnel shall fail to reach agreement within a reasonable time and in any event within seven (7) days of first meeting, any such dispute or disagreement shall be referred to a senior executive nominated by the Chief Executive Officer of each of the Parties who shall meet in good faith within fourteen (14) days of such dispute or disagreement being so referred in order to determine whether the matter referred to them is capable of resolution, and if so, to resolve such matters. This clause and any discussion of senior personnel which takes place hereunder shall not prejudice any right or remedy which any party may ultimately have should the matter fail to be resolved by such discussions. If any such dispute or disagreement cannot be settled in accordance with the foregoing provisions of this clause, the dispute shall be referred to the Courts in Brussels 11. General provisions 11.1. This Agreement shall constitute the agreement in its entirety as concluded between the two Parties on the subject and the terms and conditions specified therein. This Agreement shall render null and void and replace any previous written or tacit agreement between the Parties with regard to the object of this Agreement. Any additions or amendments to, or deletions from this General Terms and Conditions or the Schedules thereto shall be the subject of an addendum signed by both Parties. 11.2. The waiver or failure of either Party to exercise its rights shall under no circumstances be construed as renunciation of any of its rights. DocuSign Envelope ID: 997C356B-5C98-4B98-B547-D4E13A278AAA

504787629.1 Confidential 6 Sensitivity: Confidential - Not for you? Notify the sender and delete. See more on https://www.proximus.com/respect-confidentiality 11.3. If any provision of this Agreement is declared null and void or unenforceable, it shall be deemed not to have been written and all other provisions of the Agreement shall be valid and remain in effect. Where this is the case, the Parties shall undertake to make every endeavour to replace any provision declared to be null and void or unenforceable by one that has the same, or to all extent and purposes the same, effect as the first. 11.4. Without express prior authorization, neither Party shall be entitled to give any undertaking on the part of the other, to sign any documents whatsoever on the other's behalf or to contract or assume any obligation or responsibility, express or tacit, on behalf of or for the account of the other Party. TeleSign and Proximus have executed this Agreement in two (2) original copies, each Party acknowledging having received its original copy, by the hands of their duly authorised officers, on 09 July 2021. FOR PROXIMUS FOR TELESIGN Jan Van Acoleyen Joseph Burton Chief Human Resources Officer CEO DocuSign Envelope ID: 997C356B-5C98-4B98-B547-D4E13A278AAA

DocuSign Envelope ID: 997C356B-5C98-4B98-B547-D4E13A278AAA

**SCHEDULE**
**TO THE FRAMEWORK AGREEMENT FOR THE PROVISION OF SERVICES**

**Provision of Management Services**

This document is a Schedule to the Framework Agreement for the Provision of Services signed between Proximus and TeleSign dated 09 July 2021.

**1) Services**

TeleSign requests Proximus, which accepts, to provide Services relating to all responsibilities of a Chief Financial Officer of TeleSign.

The scope of this Schedule is to cover the costs related to human resources matters that a Party needs to re-invoice to the other in this frame.

Proximus shall serve as the “Employer of Record” for purposes of the provision of Services.

**2) Person to whom Proximus is designating to carry out these Services for TeleSign:**

| | |
|---|---|
| **Name:** | Dhondt Thomas |
| Birth date: | June 28, 1988 |
| Entry date with Proximus: | March 01, 2013 |

Proximus mandates its employee Thomas Dhondt to support TeleSign Corporation and its subsidiaries to act as Chief Financial Officer for TeleSign Corporation.

**3) Duration of the carrying out of the Services and modalities of termination/renewal**

The Services will be carried out as from 01 April 2021 for a period of two (2) years, which can be extended by mutual agreement, but the assignee will be on site as of July 1st, subject to work permit & visa delivery. Otherwise, costs will be charged from Proximus to TeleSign as of April 1st, 2021.

**4) Calculation of the remuneration to be paid to Proximus:**

Proximus will charge an arm’s length service fee for the allocation of human resources for the full direct cost. This service will consist in:

4.1 Recurring costs: annual recurring costs have been estimated at € 571,848 gross. This is only an estimate, the actual costs will be detailed and invoiced by Proximus to TeleSign.

4.2 Non-recurring costs: the one-off non-recurring costs related to his installation of Thomas Dhondt in the US have been estimated at € 34,450 gross.

4.3 Costs shall begin to accrue as from 1 April 2021, however, for the period from 1 April 2021 through 1 July 2021, there will be no additional allowances such as cost of living (COLA), etc.

The service fee will be invoiced on a quarterly basis (after each quarter) in local currency of the concerned Party,

Made in two (2) original copies, each Party acknowledging having received its original copy, by the hands of their duly authorised officers, on 09 July 2021

| **FOR PROXIMUS** | **FOR TELESIGN** |
|---|---|
| | DocuSigned by: 14D317C559E04B2... |
| Jan Van Acoleyen | Joseph Burton |
| Chief Human Resources Officer | CEO |

Sensitivity: Confidential - Not for you? Notify the sender and delete the message on https://www.proximus.com/respect-confidentiality Confidential 7

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